Exhibit 10.25

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of July 2, 2017 (the “Effective Date”) by and between NantPharma, LLC, a Delaware limited liability company (“Assignor”), and Immunotherapy NANTibody, LLC, a Delaware limited liability company (“Assignee”).

WHEREAS, pursuant to the Stock Sale and Purchase Agreement dated as of May 14, 2015 (the “Cynviloq Agreement”) by and between Assignor and Sorrento Therapeutics, Inc. (“Sorrento”), Assignor purchased from Sorrento, and Sorrento sold to Assignor, all of Sorrento’s equity interests in IgDraSol, Inc., a Delaware corporation (the “Company”), consisting of 5,706,321 shares of Common Stock, par value $0.0001 per share of the Company (the “Sale Shares”); and

WHEREAS, at the closing of the transaction under the Cynviloq Agreement, Assignor made an upfront payment of $90,050,000 (the “Upfront Amount”) to Sorrento;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    Conveyance of Equity Interests. Assignor hereby conveys, assigns, transfers and delivers to Assignee, and Assignee accepts, all of Assignor’s right, title and interest in the Sale Shares.

2.    Assignment of Contract.    Assignor hereby conveys, assigns and transfers to Assignee all of its right, title and interest in, to and under the Cynviloq Agreement. Assignee hereby accepts the conveyance, assignment and transfer of the Cynviloq Agreement and hereby assumes all of Assignor’s liabilities and obligations arising thereunder or related thereto

3.    Consideration. In consideration of the foregoing, Assignee agrees to pay to Assignor the Upfront Amount promptly after the date thereof.

4.    Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.    Further Assurances. Each party agrees that it will execute and deliver to the other party any and all documents that may be necessary or appropriate to further implement or reflect the provisions of this Agreement.

6.    Governing Law. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of Delaware (without giving effect to the principles of conflicts of laws thereof).

7.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed as of the Effective Date.

ASSIGNOR		ASSIGNEE

NantPharma, LLC		Immunotherapy NANTibody, LLC

By:	/s/ Patrick Soon-Shiong	By:	/s/ Charles Kim
Name:	Patrick Soon-Shiong	Name:	Charles Kim
Title:		Title:	General Counsel